EXHIBIT 99.1

Cars.com Reports Third Quarter 2019 Results

Reiterates Full Year 2019 Outlook

Achieves Record Organic Traffic and Top SEO Position

Completes Final Affiliate Conversions, All Dealers Now Served by Direct Sales Team

CHICAGO, November 6, 2019 – Cars.com Inc. (NYSE: CARS) (“Cars.com” or the “Company”), a leading digital marketplace and solutions provider for the automotive industry, today released its financial results for the quarter ended September 30, 2019.

Q3 Financial Highlights

•	Revenue of $152.1 million, down $17.2 million, or 10%, year-over-year, in line with expectations
•

Non-cash goodwill and intangible asset impairment charge of $431.3 million, net of tax, triggered by a decline in share price following the completion of the strategic alternatives review, resulted in net loss of ($426.2) million, or ($6.38) per diluted share

•	Adjusted Net Income of $21.3 million, or $0.32 per diluted share, compared to Adjusted Net Income of $38.4 million, or $0.55 per diluted share, in the prior year
•	Adjusted EBITDA of $45.9 million, or 30% of revenue, down $16.3 million year-over-year, in line with expectations
•	Net cash provided by operating activities of $80.6 million for the nine months ended September 30, 2019, with Free Cash Flow of $65.1 million
•	Completed amendment to existing credit facility, which increases the maximum total net leverage to 4.50x from 3.75x, increasing flexibility and further strengthening liquidity position

Q3 Key Metrics and Highlights

•	Average monthly unique visitors of 23.1 million, up 22% year-over-year
•	Traffic (visits) of 144.4 million, up 27% year-over-year
•	Mobile traffic was 73% of total traffic, compared to 68% in the third quarter of 2018
•

Dealer customers of 18,635 as of September 30, 2019, down compared to 18,891 as of June 30, 2019, driven by affiliate conversions and a decline in direct marketplace customers, partially offset by growth in digital solutions customers

•

Direct monthly average revenue per dealer (“ARPD”) was $2,069, down 2% year-over-year, excluding revenue from dealer websites and related digital solutions from Dealer Inspire; when revenue from dealer websites and related digital solutions is included, ARPD was $2,174 for the third quarter of 2019

Operational Highlights

•	Drove audience market share gains, enabled by record organic traffic and sector leadership in SEO; the third quarter of 2019 marked the strongest quarter for both SEO traffic and leads in 20 years
•

Completed the final affiliate conversions, providing 100% control over go-to market capabilities for the first time, expected to unlock $50 million in incremental Free Cash Flow impact beginning in 2020

•	Achieved OEM certifications from General Motors, Hyundai Motor America and Mitsubishi Motors North America endorsing Dealer Inspire as a website provider, providing opportunity to sell to over 5,000 dealers across North America
•	Strong Dealer Inspire revenue continues, achieving 25% year-over-year growth in Q3

“With the affiliate conversions complete, our traffic and solutions strategy ramping, the tech transformation progressing on schedule, and our continued focus on operational efficiencies, we remain on track to deliver our 2019 outlook,” said Alex Vetter, President and Chief Executive Officer of Cars.com.

Financial Results

Revenue for the third quarter of 2019 was $152.1 million, compared to $169.3 million in the prior year period. This decrease was primarily due to a decline in dealer customers and a $7.9 million decline in national advertising revenue, resulting from a reduction in upfront commitments for 2019 and lower close rates from OEMs. These declines were partially offset by growth in digital solutions revenue as well the uplift from affiliate conversions.

In the third quarter, the Company recorded a non-cash goodwill and intangible asset impairment charge of $461.5 million, based on an assessment triggered by a decline in share price following the completion of the strategic alternatives review. The Company does not expect the impairment charge to have any impact on future operations, affect its liquidity, affect cash flows from operating activities, or affect compliance with the financial covenants set forth in its credit agreement. The cash benefit from the deductible goodwill for tax purposes remains intact.

Total operating expenses for the third quarter of 2019 were $599.8 million, or $138.3 million excluding the impairment charge, compared to $141.0 million for the prior year period. This decrease in expense was primarily due to the Company’s continued focus on operational efficiencies.

Net loss for the third quarter of 2019 was ($426.2) million, or ($6.38) per diluted share, compared to net income of $15.8 million, or $0.23 per diluted share, in the third quarter of 2018. Adjusted Net Income for the third quarter of 2019 was $21.3 million, or $0.32 per diluted share, compared to $38.4 million, or $0.55 per diluted share, in the third quarter of 2018.

Adjusted EBITDA for the third quarter of 2019 was $45.9 million, or 30% of revenue, compared to $62.2 million, or 37% of revenue, for the prior year period.

For the third quarter, average monthly unique visitors grew 22% year-over-year and total traffic grew 27% year-over-year, supported by product innovations and investments in and efficiencies gained in SEO, brand awareness and paid channels. Mobile traffic grew 37% year-over-year and accounted for 73% of total traffic compared to 68% in the prior year.

Dealer customers were 18,635 as of September 30, 2019, a decline of 1%, compared to 18,891 dealer customers as of June 30, 2019, primarily due to a decline of 198 affiliate customers, as well as a decline in direct marketplace dealer customers, partially offset by growth in digital solutions customers.

ARPD was $2,174 in the third quarter of 2019. ARPD excluding revenue from dealer websites and related digital solutions from Dealer Inspire was $2,069, down 2% year-over-year.

“Our results were in line with expectations this quarter. We continue to generate significant Free Cash Flow, thanks to the strength of our business model and continued focus on operational efficiency. Additionally, the recent amendment to our credit facility provides flexibility to respond to marketplace changes, if and when they arise, and demonstrates the continuation of our strong financial position,” said Becky Sheehan, Chief Financial Officer of Cars.com.

Cash Flow and Balance Sheet

Net cash provided by operating activities for the nine-month period ended September 30, 2019 was $80.6 million, compared to $121.1 million in the prior year. Free Cash Flow for the nine-month period ended September 30, 2019 was $65.1 million, compared to $111.1 million in the same period last year. Cash flow was impacted in both periods by payments associated with the early conversion of affiliate markets.

Cash and cash equivalents was $19.8 million and debt outstanding was $666.6 million as of September 30, 2019. During the nine-month period, the Company paid down $29.7 million of indebtedness, net of borrowings. Net leverage at September 30, 2019 was 3.4x, calculated in accordance with the Company's credit agreement.

In October, the Company amended its existing credit agreement to reset the total net leverage covenant during the remaining term of the credit agreement while preserving the favorable pricing structure from the original agreement. The amendment increased the Company's maximum total net leverage ratio from 3.75x to 4.50x with incremental step downs through the maturity of the term loan and the revolving loan on May 31, 2022.

Outlook

The Company reaffirms the previously communicated 2019 outlook of revenue declines between 6% and 9%, with Adjusted EBITDA margin between 27% and 29%.

Q3 Earnings Call

As previously announced, management will hold a conference call and webcast today at 9:00 a.m. CST. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until November 20, 2019.

About Cars.com

Cars.com is a leading digital marketplace and solutions provider for the automotive industry that connects car shoppers with sellers. Launched in 1998 with the flagship marketplace site Cars.com and headquartered in Chicago, the Company empowers shoppers with the data, resources and digital tools needed to make informed buying decisions and seamlessly connect with automotive retailers. In a rapidly changing market, Cars.com enables dealerships and OEMs with innovative technical solutions and data-driven intelligence to better reach and influence ready-to-buy shoppers, increase inventory turn and gain market share. In 2018, Cars.com acquired Dealer Inspire®, an innovative technology company building solutions that future-proof dealerships with more efficient operations, a faster and easier car buying process, and connected digital experiences that sell and service more vehicles.

Cars.com properties include DealerRater®, Dealer Inspire®, Auto.com™, PickupTrucks.com® and NewCars.com®. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per diluted share and Free Cash Flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use Adjusted EBITDA as a measure for determining incentive compensation targets. Adjusted EBITDA also is used as a performance measure under our credit agreement and includes adjustments such as the items defined below and other further adjustments, which are defined in the credit agreement. These non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry. For a reconciliation of the non-GAAP measures presented in this earnings release to their most directly comparable financial measure prepared in accordance with GAAP, see “Non-GAAP Reconciliations” below.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define Adjusted EBITDA as net income (loss) before (1) interest expense (income), net, (2) income tax expense (benefit), (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation expense, plus (6) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA.

We define Adjusted Net Income as net income (loss) excluding the after-tax impact of (1) amortization of intangible assets, (2) stock-based compensation expense, and (3) certain other items, such as transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs and write-off and impairments of goodwill, intangible assets and other long-lived assets. Amortization of unfavorable contracts liability is not adjusted out of Adjusted Net Income.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (1) transaction-related bonuses and (2) expenses for advisors and representatives such as investment bankers, consultants, attorneys and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation and other incremental costs associated with integration projects.

We define Free Cash Flow as net cash provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software and website development costs.

Key Metric Definitions

Traffic (Visits). Traffic is critical to our business. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is defined as the number of visits to Cars.com desktop and mobile properties (responsive sites and mobile apps), using Adobe Analytics. Visits refers to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. Traffic provides an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach in-market car shoppers is attractive to our dealers and national advertisers.

Average Monthly Unique Visitors (“UVs”). Growth in unique visitors and consumer traffic to our network of websites and mobile apps increases the number of impressions, clicks, leads and other events we can monetize to generate revenue. We define UVs in a given month as the number of distinct visitors that engage with our platform during that month. Visitors are identified when a user first visits an individual Cars.com property on an individual device/browser combination or installs one of our mobile apps on an individual device. If an individual accesses more than one of our web properties or apps or uses more than one device or browser, each of those unique property/browser/app/device combinations counts towards the number of UVs. We measure UVs using Adobe Analytics.

Dealer Customers. Dealer Customers represent dealerships using our products as of the end of each reporting period. Each physical or virtual dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Revenue Per Dealer (“ARPD”). We believe that our ability to grow ARPD is an indicator of the value proposition of our products. We define ARPD as Direct retail revenue during the period divided by the average number of direct Dealer Customers during the same period. Beginning the first quarter of 2019, this key operating metric includes revenue from dealer websites and related digital solutions. ARPD prior to the first quarter of 2019 has not been recast to include Dealer Inspire as it would be impracticable to do so.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical facts are forward-looking statements. Forward-looking statements include information concerning our business strategies, strategic alternatives review process, plans and objectives, market potential, outlook, trends, future financial performance, planned operational and product improvements, potential strategic transactions, liquidity and other matters and involve known and unknown risks that are difficult to predict. As a result, our actual financial results, performance, achievements, strategic actions or prospects may differ materially from those expressed or implied by these forward-looking statements. These statements often include words such as "believe," "expect," "project," "anticipate," "intend," “strategy,” "plan," "estimate," "target," "seek," "will," "may," "would," "should," "could," "forecasts," "mission," "strive," "more," "goal" or similar expressions. Forward-looking statements are based on our current expectations, beliefs, strategies, estimates, projections and assumptions, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we think are appropriate. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are expressed in good faith and we believe these judgments are reasonable. However, you should understand that these statements are not guarantees of strategic action, performance or results. Our actual results could differ materially from those expressed in the forward-looking statements. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control.

Forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from those expressed in the forward-looking statements contained in this press release. For a detailed discussion of many of these and other risks and uncertainties, see our Annual Report on Form 10-K for the year ended December 31, 2018, our subsequent Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other filings with the Securities and Exchange Commission available on our website at investor.cars.com or via EDGAR at www.sec.gov. All forward-looking statements contained in this press release are qualified by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of these risks and uncertainties. The forward-looking statements contained in this press release are based only on information currently available to us and speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

The forward-looking statements in this press release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Cars.com Media Contact:

Marita Thomas

312-601-5692

mthomas@cars.com

Cars.com Investor Relations Contact:

Jandy Tomy

312-601-5115

ir@cars.com

[Source: Cars.com Inc]

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Cars.com Inc.
Consolidated Statements of (Loss) Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Direct	$122,878	$119,510	$349,162	$336,521
National advertising	20,161	28,107	59,752	82,155
Other	3,642	4,010	11,215	12,152
Retail	146,681	151,627	420,129	430,828
Wholesale	5,409	17,685	34,366	66,953
Total revenue	152,090	169,312	454,495	497,781
Operating expenses:
Cost of revenue and operations	25,089	23,808	74,987	64,293
Product and technology	14,923	15,616	48,125	51,215
Marketing and sales	50,789	55,825	164,872	180,168
General and administrative	13,414	15,131	59,265	53,704
Affiliate revenue share	5,158	4,097	9,788	11,193
Depreciation and amortization	28,970	26,504	86,761	77,154
Goodwill and intangible asset impairment	461,463	—	461,463	—
Total operating expenses	599,806	140,981	905,261	437,727
Operating (loss) income	(447,716)	28,331	(450,766)	60,054
Nonoperating (expense) income:
Interest expense, net	(7,712)	(7,005)	(22,989)	(20,305)
Other income, net	1,402	65	1,530	76
Total nonoperating expense, net	(6,310)	(6,940)	(21,459)	(20,229)
(Loss) income before income taxes	(454,026)	21,391	(472,225)	39,825
Income tax (benefit) expense	(27,869)	5,594	(31,011)	10,373
Net (loss) income	$(426,157)	$15,797	$(441,214)	$29,452
Weighted-average common shares outstanding:
Basic	66,769	69,652	67,043	70,900
Diluted	66,769	70,029	67,043	71,153
(Loss) earnings per share:
Basic	$(6.38)	$0.23	$(6.58)	$0.42
Diluted	(6.38)	0.23	(6.58)	0.41

Cars.com Inc.
Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2019	December 31, 2018
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$19,773	$25,463
Accounts receivable, net	101,782	108,921
Prepaid expenses	7,592	9,264
Other current assets	425	10,289
Total current assets	129,572	153,937
Property and equipment, net	42,857	41,482
Goodwill	505,885	884,449
Intangible assets, net	1,354,777	1,510,410
Investments and other assets	26,788	10,271
Total assets	$2,059,879	$2,600,549
Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$6,280	$11,631
Accrued compensation	14,588	16,821
Unfavorable contracts liability	—	18,885
Current portion of long-term debt	32,518	26,853
Other accrued liabilities	68,419	36,520
Total current liabilities	121,805	110,710
Noncurrent liabilities:
Long-term debt	630,913	665,306
Deferred tax liability	125,175	177,916
Other noncurrent liabilities	40,501	19,694
Total noncurrent liabilities	796,589	862,916
Total liabilities	918,394	973,626
Commitments and contingencies
Stockholders' equity:
Preferred Stock at par, $0.01 par value; 5,000 shares authorized; no shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	—	—
Common Stock at par, $0.01 par value; 300,000 shares authorized; 66,678 and 68,262 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	667	683
Additional paid-in capital	1,512,713	1,508,001
(Accumulated deficit) retained earnings	(362,957)	118,239
Accumulated other comprehensive loss	(8,938)	—
Total stockholders' equity	1,141,485	1,626,923
Total liabilities and stockholders' equity	$2,059,879	$2,600,549

Cars.com Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(441,214)	$29,452
Adjustments to reconcile Net (loss) income to Net cash provided by operating activities:
Depreciation	13,427	9,195
Amortization of intangible assets	73,334	67,959
Amortization of unfavorable contracts liability	(18,885)	(18,900)
Goodwill and intangible asset impairment	461,463	—
Stock-based compensation	5,258	7,495
Deferred income taxes	(52,741)	7,137
Provision for doubtful accounts	3,844	3,451
Amortization of debt issuance costs	959	971
Other, net	411	762
Changes in operating assets and liabilities:
Accounts receivable	3,295	1,119
Prepaid expenses	1,672	66
Other current assets	9,992	330
Other assets	(16,517)	602
Accounts payable	(5,363)	(2,397)
Accrued compensation	(2,233)	(3,363)
Other accrued liabilities	28,627	18,306
Other noncurrent liabilities	15,221	(1,104)
Net cash provided by operating activities	80,550	121,081
Cash flows from investing activities:
Purchase of property and equipment	(15,409)	(9,966)
Payment for DI Acquisition, net	—	(157,153)
Other, net	(599)	—
Net cash used in investing activities	(16,008)	(167,119)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	10,000	195,000
Payments of long-term debt	(39,688)	(71,875)
Stock-based compensation plans, net	(352)	(477)
Repurchases of common stock	(40,000)	(76,681)
Transactions with TEGNA, net	(192)	(2,683)
Net cash (used in) provided by financing activities	(70,232)	43,284
Net decrease in cash and cash equivalents	(5,690)	(2,754)
Cash and cash equivalents at beginning of period	25,463	20,563
Cash and cash equivalents at end of period	$19,773	$17,809
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$168	$500
Cash paid for interest	22,413	19,472

Cars.com Inc.
Non-GAAP Reconciliations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Reconciliation of Net (loss) income to Adjusted EBITDA

Net (loss) income	$(426,157)	$15,797	$(441,214)	$29,452
Interest expense, net	7,712	7,005	22,989	20,305
Income tax (benefit) expense	(27,869)	5,594	(31,011)	10,373
Depreciation and amortization	28,970	26,504	86,761	77,154
Goodwill and intangible asset impairment	461,463	—	461,463	—
Stock-based compensation	(1,160)	3,019	5,404	7,495
Severance, transformation and other exit costs	2,114	175	9,625	1,272
Costs associated with the stockholder activist campaign	905	2,869	8,825	7,766
Transaction-related costs	—	897	4,623	12,030
Write-off of long-lived assets and other	(111)	330	529	691
Adjusted EBITDA*	$45,867	$62,190	$127,994	$166,538

Reconciliation of Net (loss) income to Adjusted net income

Net (loss) income	$(426,157)	$15,797	$(441,214)	$29,452
Amortization of intangible assets	24,621	23,212	73,334	67,959
Goodwill and intangible asset impairment	461,463	—	461,463	—
Stock-based compensation	(1,160)	3,019	5,404	7,495
Severance, transformation and other exit costs	2,114	175	9,625	1,272
Costs associated with the stockholder activist campaign	905	2,869	8,825	7,766
Transaction-related costs	—	897	4,623	12,030
Write-off of long-lived assets and other	(111)	330	529	691
Tax impact of adjustments	(40,347)	(7,879)	(60,565)	(25,504)
Adjusted net income*	$21,328	$38,420	$62,024	$101,161
Adjusted net income per share, diluted	$0.32	$0.55	$0.92	$1.42
Weighted-average common shares outstanding, diluted**	66,935	70,029	67,395	71,153

Reconciliation of Net cash provided by operating activities to Free cash flow

Net cash provided by operating activities	$29,795	$50,457	$80,550	$121,081
Purchase of property and equipment	(6,055)	(3,549)	(15,409)	(9,966)
Free cash flow	$23,740	$46,908	$65,141	$111,115

* Amortization of unfavorable contracts liability is not adjusted out of Adjusted EBITDA or Adjusted net income.
** Weighted-average common shares outstanding, diluted, includes shares excluded from GAAP loss per share due to the net loss position for the three and nine months ended September 30, 2019.

Cars.com Inc.
Supplemental Information
(In thousands)
(Unaudited)

Expense category for the Three Months Ended September 30, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$25,089	$—	$79	$25,168
Product and technology	14,923	—	893	15,816
Marketing and sales	50,789	—	(172)	50,617
General and administrative	13,414	(4,308)	360	9,466
Affiliate revenue share	5,158	—	—	5,158
Depreciation and amortization	28,970	—	—	28,970
Goodwill and intangible asset impairment	461,463	(461,463)	—	—
Total operating expenses	$599,806	$(465,771)	$1,160	$135,195

Total nonoperating expense, net	$6,310	$1,400	$—	$7,710

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs and costs associated with the stockholder activist campaign.

Expense category for the Three Months Ended September 30, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$23,808	$—	$(76)	$23,732
Product and technology	15,616	—	(571)	15,045
Marketing and sales	55,825	—	(583)	55,242
General and administrative	15,131	(4,271)	(1,789)	9,071
Affiliate revenue share	4,097	—	—	4,097
Depreciation and amortization	26,504	—	—	26,504
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$140,981	$(4,271)	$(3,019)	$133,691

Total nonoperating expense, net	$6,940	$—	$—	$6,940

(1) Includes costs associated with the stockholder activist campaign, transaction-related costs, write-off of long-lived assets and other, and severance, transformation and other exit costs.

Expense category for the Nine Months Ended September 30, 2019:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$74,987	$—	$(68)	$74,919
Product and technology	48,125	—	(658)	47,467
Marketing and sales	164,872	—	(1,170)	163,702
General and administrative	59,265	(25,002)	(3,508)	30,755
Affiliate revenue share	9,788	—	—	9,788
Depreciation and amortization	86,761	—	—	86,761
Goodwill and intangible asset impairment	461,463	(461,463)	—	—
Total operating expenses	$905,261	$(486,465)	$(5,404)	$413,392

Total nonoperating expense, net	$21,459	$1,400	$—	$22,859

(1) Includes write-off and impairments of goodwill, intangible assets and other long-lived assets and other, severance, transformation and other exit costs, costs associated with the stockholder activist campaign and transaction-related costs.

Expense category for the Nine Months Ended September 30, 2018:

	As Reported	Adjustments (1)	Stock-Based Compensation	As Adjusted
Cost of revenue and operations	$64,293	$—	$(175)	$64,118
Product and technology	51,215	—	(1,386)	49,829
Marketing and sales	180,168	—	(1,351)	178,817
General and administrative	53,704	(21,759)	(4,583)	27,362
Affiliate revenue share	11,193	—	—	11,193
Depreciation and amortization	77,154	—	—	77,154
Goodwill and intangible asset impairment	—	—	—	—
Total operating expenses	$437,727	$(21,759)	$(7,495)	$408,473

Total nonoperating expense, net	$20,229	$—	$—	$20,229

(1) Includes transaction-related costs, costs associated with the stockholder activist campaign, severance, transformation and other exit costs, write-off of long-lived assets and other.